Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Julia Hallisey
Investor Relations
(203) 504-1063

Aircastle Announces Completion of Follow-On Offering

STAMFORD, CT. February 13, 2007 - Aircastle Limited (NYSE: AYR) today announced the closing of its previously announced underwritten offering of 15,525,000 common shares, including 2,025,000 shares sold pursuant to the exercise by the underwriters of their over-allotment option, at a public offering price of $33.00 per share. Aircastle raised approximately $512.3 million in gross proceeds from the sale of such shares.

J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. acted as joint book running managers and as representatives for the underwriters of this offering. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Aircastle, and Sidley Austin LLP acted as legal advisor to the underwriters.

Copies of the prospectus related to the offering may be obtained from the prospectus departments of: J.P. Morgan Securities Inc., located at National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245; Bear, Stearns & Co. Inc., located at 383 Madison Avenue, 41st Floor, New York, NY 10179; and Citigroup Global Markets Inc., located at 388 Greenwich Street, 34th Floor, New York, NY 10013.

Aircastle Limited is an aviation company that acquires, owns and leases high-utility commercial jet aircraft to airlines throughout the world. As of January 31, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $1.9 billion and $1.8 billion, respectively, for a total of approximately $3.7 billion, including Aircastle's commitment to acquire 38 aircraft from affiliates of Guggenheim Aviation Investment Fund, LP.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements regarding the closing of the offering, the anticipated issuance of shares by Aircastle

Limited and other statements that are not historical facts. Words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," "target(s)," "project(s)," "believe(s)," "seek(s)," "estimate(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle Limited's expectations include, but are not limited to, (a) customary closing conditions and (b) such other risk factors as may be discussed in the final prospectus relating to the offering and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Aircastle Limited expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Aircastle Limited's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.